Exhibit 10.1
EMPLOYMENT AGREEMENT
          This EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 10, 2009, is entered into by and between Medco Health Solutions, Inc. (“Medco”), a Delaware corporation with offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417 and David B. Snow, Jr. (“the Executive”). This Agreement shall be effective as of the date it has been signed by both Medco and the Executive and at that time the Employment Agreement between Medco and the Executive dated as of March 17, 2003 as amended by Letter Agreement dated January 24, 2007 shall terminate and have no further force or effect.
          1. Employment. Medco hereby agrees to continue to employ the Executive during the Employment Period subject to the terms of this Agreement, and, provided that this Agreement has not terminated prior to March 31, 2012, thereafter as an employee-at-will. Unless prevented by sickness or disability, the Executive shall use his best and most diligent efforts to promote the interests of Medco and its affiliates and shall devote his full business time and attention to his employment under this Agreement. The Executive will not, without the prior written approval of Medco’s Board of Directors, engage in any other business activity that would interfere with the performance of his duties, services and responsibilities hereunder or that is in violation of policies established by Medco; provided, however, that this Agreement shall not be interpreted as prohibiting the Executive from managing his personal affairs or engaging in reasonable charitable or civic activities. For purposes of this Agreement, “Employment Period” shall mean a period commencing on February 10, 2009 and ending on the sooner of March 31, 2012 or the date on which this Agreement is terminated under paragraph 9 below.
          2. Title. The Executive’s title shall be Chairman and Chief Executive Officer.
          3. Compensation. As compensation for the Executive’s services under this Agreement, Medco shall pay the Executive a base salary at the rate of $1,300,000 per year, payable in equal installments in accordance with Medco’s practice. During the first quarter of each year, the Executive’s base salary then in effect and other components of compensation shall be reviewed and, if appropriate, revised by the Board of Directors no less frequently than annually. The Executive shall not participate in such compensation review or revision.
          4. Annual Incentive. The Executive shall be eligible to participate in Medco’s annual incentive bonus plan in accordance with its terms and conditions. During the Employment Period, the target amount of such bonus shall be 130 percent of the Executive’s base salary at the end of the prior calendar year. The actual amount of the annual bonus shall be determined by the Board of Directors considering Medco’s and the Executive’s performance. The Executive shall not participate in deliberations or determinations of the Board of Directors concerning his bonus.
          5. Long-Term Incentives. The Executive shall be eligible to receive annual long-term incentives. The date such long-term incentives are granted shall generally be the same as the date long-term incentives are granted to other senior executives of Medco. The form and amount of any long-term incentives shall be determined by the Board of Directors taking into account the

Executive’s position, current competitive data, the historical value of long term incentive awards, the price of the Company’s stock at the time of grant, Company performance, individual performance and internal equity. The Executive shall not participate in such determination.
          6. Participation in Other Benefit Plans. As an employee of Medco, the Executive shall be eligible to participate in Medco’s employee benefit plans for its salaried employees on a basis comparable to Medco’s other most senior executives, including but not limited to its medical, dental, disability, life insurance, pension and savings plans, subject to any contribution requirements applicable to participants of such plans and programs. The Executive shall be entitled to take five weeks of paid vacation during each calendar year.
          7. Other Benefits.
(a)	Medco shall pay for the cost of personal financial planning to the Executive by a financial counselor of the Executive’s choice, provided that the cost to be borne by Medco shall not exceed $10,000 in each year of the Employment Period.

(b)	During the Employment Period, Medco shall pay the Executive a monthly automobile allowance of $1,885.

(c)	During the Employment Period, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement. Medco shall reimburse him for all such reasonable business expenses subject to and in accordance with the terms and conditions of Medco’s policies applicable to its other senior executives.

(d)	Medco shall indemnify and hold harmless the Executive in the same amount and to the same extent as its other senior officers and directors for any action or inaction of the Executive while serving as an officer or director of Medco or any of its affiliates or, at Medco’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. Medco shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after termination of employment in the same amount and to the same extent as Medco covers its other senior officers and directors.
          8. Full Settlement. Medco’s obligation to make the payments or grant the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Medco may have against the Executive or others, except as otherwise provided in this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable or benefits granted to the Executive under any of the provisions of this Agreement and such amounts or benefits shall not be reduced because the Executive obtains other employment, except as otherwise provided in this Agreement, except that any continued healthcare benefits provided for in subparagraphs 9(b) and

9(c) shall be secondary to any coverage provided to the Executive and his spouse and eligible dependents by any such other employment.
          9. Termination.
(a)	By Medco for Cause. Upon written notice to the Executive specifying the basis for such action, Medco may discharge the Executive and terminate this Agreement for Cause. As used in this paragraph, “Cause” shall exist only if, after reasonable investigation, a majority of the Board of Directors (excluding the Executive), after providing the Executive (and his counsel, if he so chooses) a reasonable opportunity to be heard, finds that one or more of the following conditions exists: (i) an act or acts of personal dishonesty or misrepresentation made by the Executive and intended to or resulting in personal enrichment of the Executive at the expense of Medco that is not immaterial; (ii) demonstrably willful and deliberate violations by the Executive of the Executive’s obligations under this Agreement; (iii) the Executive’s gross neglect (other than any such failure resulting from incapacity due to physical or mental illness) or gross misconduct in carrying out his duties resulting, in either case, in material economic harm to Medco; (iv) the conviction of, or plea of nolo contendere by, the Executive of a felony. Upon Medco’s termination of this Agreement for Cause: the Executive shall forfeit any remaining equity awards granted under paragraph 5 hereof (whether or not vested) that have not yet been paid, been exercised or become unrestricted (as applicable) as of the date of such termination; Medco shall have no obligation to provide severance or separation pay to the Executive; and Medco shall be relieved, as of the effective date of the termination, from any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. For purposes of the foregoing sentence, the annual bonus described in paragraph 4, and equity and incentive awards described in paragraph 5, shall not be deemed accrued or vested benefits.

(b)	By Medco without Cause or by Reason of Disability or by the Executive for Good Reason. Medco on written notice to the Executive may discharge the Executive and terminate this Agreement without Cause at any time during the Employment Period. Medco on written notice to the Executive may discharge the Executive and terminate this Agreement at any time during the Employment Period by reason of Disability which, for purposes of this Agreement, means the failure of the Executive to carry out substantially and effectively Executive’s duties and responsibilities hereunder for a period in excess of eight consecutive weeks or twelve weeks in any six-month consecutive period. The Executive may terminate this Agreement during the Employment Period upon written notice to Medco, for Good Reason which, for purposes of this paragraph, will arise only if (i) there is any material breach by Medco of the Agreement which is not remedied after notice from the Executive; (ii) Medco takes any action that results in a material reduction in the Executive’s base salary or target bonus opportunity, provided that prior to a Change in Control, Good Reason will not arise as a result of a reduction of Executive’s base salary that is either required by law or implemented as part of an across the board reduction in pay affecting all senior executives of Medco; (iii) Medco relocates its principal executive offices to a location more than fifty (50) miles from its location immediately prior to such relocation and such relocation increases the distance from Executive’s residence at the time of relocation to the executive office by a material amount; (iv) Medco takes any action that results in a substantial and material diminution in the Executive’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Medco promptly after receipt of written notice thereof given by the Executive, or if the Executive is required to report to anyone other than the full Board of Directors, provided that written notice must be received by the Board of Directors within 30 days of such diminution or change in reporting, whichever is applicable, or (v) Medco fails to comply with and satisfy paragraph 14 of this Agreement, provided that such written notice must be received by the Board of Directors within 60 days of such initial failure or noncompliance. Upon termination of this Agreement during the Employment Period either by Medco without Cause or by reason of Disability or by the Executive for Good Reason (as described above), Medco shall be relieved of any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. Notwithstanding the preceding sentence, the Executive shall also be entitled to receive, in return for a general release and waiver of claims, a severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to twice the sum (one times the sum in the case of termination by reason of Disability) of the Executive’s current (i.e., at the time of termination) annual base pay plus the last annual bonus he received from Medco prior to such termination, and payment for 12 months by Medco of the premium cost of COBRA continuation coverage for him and his spouse and dependents who are eligible for COBRA continuation coverage. The foregoing severance payment shall be in lieu of any other severance payment or arrangement under any Medco plan, policy or practice, and shall be paid in 24 equal monthly installments (12 equal monthly installments in the case of termination by reason of Disability) beginning on the last day of the month following the month in which the Executive’s employment with Medco terminated; provided, however, that upon the Executive’s post-employment substantial or material breach of any of his obligations set forth in paragraph 10 below, or upon Medco’s learning after the termination of the Executive’s employment that the Executive either breached any such obligation during the Employment Period, or engaged in conduct during the Employment Period that would have warranted the termination of this Agreement for Cause under paragraph 9(a) hereof, Medco shall be relieved of the obligation to make any, or any further, severance or COBRA payment or payments under this subparagraph 9(b) and Medco shall have the right to recover amounts previously paid or benefits provided pursuant to subparagraph 9(b). The general release and waiver of claims provided as a condition of the receipt of payments and benefits pursuant to this subparagraph 9(b) shall not be affected and shall remain in full force and effect in the event Medco is relieved of its obligation to provide severance pay or benefits under this subparagraph 9(b) or Medco exercises its right under this subparagraph 9(b) to recover amounts paid or benefits previously provided pursuant to this subparagraph 9(b). Stock-based incentives shall be governed by their terms, provided that, any termination of the Executive by the Company without Cause or by the Executive with Good Reason shall be treated as a “Separation” if the Executive signs the general release and waiver of claims described herein.

(c)	By Medco Following a Change in Control. If within one year of a “Change in Control” as defined in Attachment “A” annexed hereto, the Executive’s employment with Medco is terminated by the Company without Cause or by Executive with Good Reason, Medco shall be relieved of any further salary or compensation payments hereunder, except that the Executive shall be entitled to receive, in return for a general release and waiver of claims, a lump sum severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to three times the sum of the Executive’s current annual base pay plus the last annual bonus he received from Medco prior to such termination, and payment for 12 months by Medco of the premium cost of COBRA continuation coverage for him and his spouse and dependents who are eligible for COBRA continuation coverage. The foregoing severance payment shall be in lieu of any other severance payment or arrangement under any Medco plan, policy or practice. Stock-based incentives shall be governed by their terms. In the event that the payments and benefits provided to Executive herein or otherwise by the Company constitute “parachute payments” within the meaning of Code Section 280G and would, but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the payments and benefits to the Executive shall be either (i) delivered in full or (ii) delivered as to such lesser extent, as Executive may elect, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive on an after-tax basis of the greatest amount, notwithstanding that all of some of the amounts may be taxable under Section 4999 of the Code. If a reduction is to occur pursuant to the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Section 409A and timely elected by Executive, the payments and benefits shall be cutback in the following order: any cash severance to which the Executive is entitled (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock options that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the last ones scheduled to be distributed and then other stock options based on the latest vesting tranches. For purposes of clarification, Executive shall be responsible for the payment of all taxes associated with any “parachute payment.”

(d)	Resignation from the Board of Directors. If the Executive’s employment with Medco ends for any reason, and the Board of Directors requests that the Executive resign from the Board of Directors, the Executive agrees to resign from the Board of Directors immediately upon receipt of such request.

(e)	Continuing Obligations. The termination of this Agreement shall not affect any of the Executive’s post-employment obligations that may arise under paragraph 10 below.

(f)	Section 409A Compliance. Executive agrees that he is solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended) that may result from any payments or benefits that he receives pursuant to the Employment Agreement. The Company shall not have any obligation to pay, mitigate, or protect Executive from any such tax liability. Nevertheless, Executive agrees that if the Company reasonably determines that Executive’s receipt of payments or benefits pursuant to the Employment Agreement would cause Executive to incur liability for additional tax under Section 409A of the Code, then the Company may in its discretion suspend such payments or benefits until the end of the six-month period following termination of Executive’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to Executive, in cash by check, in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, Executive will receive any remaining payments and benefits due pursuant to the Employment Agreement in accordance with the terms thereof (as if there had not been any suspension beforehand).
          10. Noncompete, Nonsolicitation, Developments, Nondisparagement and Confidentiality. In consideration for the compensation and benefits provided pursuant to this Agreement, the Executive agrees:
(a)	While the Executive is an employee of Medco and for a period of two years after his employment by Medco terminates, the Executive will not (as an individual, principal, agent, employee, consultant or otherwise) for any reason without Medco’s prior written consent, directly or indirectly in any territory in which Medco and/or any of its affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in competition with, the business of Medco, which includes, but is not limited to, the following businesses: (i) the third party prescription drug claims processing business; (ii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iii) the provision of mail service pharmacy (including all those products and services that are presently or hereafter marketed by Medco, or that are in the development stage at the time of termination of the Executive’s employment at Medco and are actually marketed by Medco and/or its any of its affiliates thereafter); (iv) the collection, analysis and/or sale of data relating to prescription drug utilization; (v) the pharmacy benefit management and disease management business whether such business is conducted through mail service, retail pharmacy networks or other means, including but not limited to the internet and other types of electronic transmission; (vi) the organization and administration of retail pharmacy networks; and (vii) any other business in which Medco and/or its any of its affiliates is then engaged (hereinafter collectively, the “Business of Medco”). In addition, the Executive agrees not to have an equity interest in any such firm or business other than a 1% or less shareholder of a public corporation. Notwithstanding the foregoing, after the Executive’s employment by Medco terminates, nothing herein shall be construed to prevent or restrict the ability of the Executive to perform services (as an individual, principal, agent, employee, officer, director, consultant or otherwise) for any business or entity primarily engaged in the operation, management, financing or marketing of health insurance or health maintenance organizations, provided that such business or entity is not engaged in the third party prescription drug claims processing business or the pharmacy benefit management business.

(b)	During the Executive’s employment with Medco and for a period of two years following the termination of his employment with Medco, he will not, directly or indirectly, (i) solicit or contact any customer or targeted potential customer of Medco and/or any of its affiliates for the purpose of offering products or services that, directly or indirectly, compete or interfere with the Business of Medco and/or its any of its affiliates, (ii) induce or attempt to induce, any employees, agents or other consultants of Medco and/or its any of its affiliates to do anything from which the Executive is restricted by reason of this Agreement, (iii) offer or aid others to offer employment to any employees, agents, or other consultants of Medco and/or its any of its affiliates, or (iv) provide services to any customer or otherwise interfere with or disrupt any contractual or potential contractual relationship between any customer and Medco and/or any of its affiliates.

(c)	The Executive agrees that, during his employment and following the termination of his employment with Medco, he will not disparage Medco, any of its affiliates, products, officers, employees, former employees, representatives or agents in any way whatsoever.

(d)	All data, concepts, ideas, designs, findings, discoveries, inventions, improvements, advances, methods, formulas, plans, programs (computer or otherwise), practices, techniques, developments and relationships with customers and prospective customers relating in any way to the present and/or contemplated products, services, or business of Medco (collectively “Developments”) that the Executive may conceive, make, invent or suggest during or as a result of his employment by Medco, whether acting alone or in conjunction with others, shall be the sole and absolute property of Medco free of any rights of any kind on the part of the Executive. The Executive shall promptly make full disclosure of all Developments to Medco. He agrees to do all acts and things (including, among others, the execution and delivery of patent and copyright applications and instruments of assignment) deemed by Medco to be necessary or desirable at any time in order to effect the full assignment to Medco of his rights, if any, to such Developments.

(e)	The Executive recognizes that, in connection with his employment by Medco, he may learn of, and/or it may be desirable or necessary for Medco to disclose to him confidential information (“Confidential Information”). He understands that Confidential Information is valuable and propriety to Medco (or to third parties that have entrusted the Confidential Information to Medco). The Executive agrees that, except as required by his employment with Medco, he will not at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of Medco. The term Confidential Information shall include, but shall not be limited to: (i) customer lists, lists of potential customers and details of agreements with customers; (ii) acquisition, expansion, marketing, financial and other business information and plans of Medco; (iii) research and development; (iv) data concerning usage of prescription drugs and any other data compiled by Medco; (v) computer programs; (vi) sources of supply; (vii) identity of specialized consultants and contractors and Confidential Information developed by them for Medco; (viii) purchasing, operating and other cost data; (ix) special customer needs, cost and pricing data; (x) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (xi) patient records and data, including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by Medco as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. Confidential Information shall not include such information that is generally available to the public (other than as a result of a disclosure by the Executive) or that is disclosed to the Executive by a third party under no obligation to keep such information confidential.

(f)	Upon the termination of the Executive’s employment with Medco or upon Medco’s request, whichever is sooner, the Executive shall immediately deliver to Medco all plans, designs, listings, manuals, records, notebooks, and similar repositories of or containing Confidential Information or other documents and data relating to Medco’s products, services, or business then in the Executive’s possession or control or available from other persons receiving such documents from the Executive, whether prepared by the Executive or others. The Executive shall not retain any copies or abstracts of any such documents. Upon the termination of the Executive’s employment with Medco, the Executive shall immediately deliver to Medco all Medco property in his possession or control including, but not limited to, computer(s) and office equipment.

(g)	Any substantial or material breach by the Executive of any of the post-employment obligations set forth in this paragraph 10, shall terminate any further post-employment obligations that Medco may have relative to providing post-employment compensation or benefits to the Executive and shall result in the immediate expiration of any outstanding options, vested or unvested.
          11. Applicable Law. Any question as to the scope, interpretation and effect of this Agreement will be resolved under the substantive and procedural laws of the State of New Jersey and the United States.
          12. Enforceability. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and effect and shall continue to be enforceable to the fullest and greatest extent permitted by law.
          13. No Representations. The Executive agrees that no promises, other than the promises in this Agreement, have been made to him by or on behalf of Medco. He agrees that in executing this Agreement he is not relying upon any statement or representation, other than those set forth herein, made by or on behalf of Medco concerning his employment by Medco.
          14. Successors.
(a)	This Agreement is personal to the Executive and without the prior written consent of Medco shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon Medco and its successors and assigns.

(c)	Medco shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Medco to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Medco would be required to perform it if no such succession had taken place.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ John L. Cassis John L. Cassis, Chairman, Compensation Committee

EXECUTIVE

/s/ David B. Snow, Jr. David B. Snow, Jr.

ATTACHMENT “A”
          A “Change in Control” shall mean the occurrence during the term of the Employment Period of any one of the following events:
(a)	An acquisition (other than directly from Medco) of any shares of Common Stock or other voting securities of Medco by any “Person” (for purposes of this Section only, as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (i) the then outstanding shares of Common Stock or (ii) the combined voting power of Medco’s then outstanding voting securities entitled to vote for the election of directors (the “Voting Securities”); provided, however, in determining whether a Change in Control has occurred, shares of Common Stock or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Medco or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Medco (for purposes of this definition, a “Related Entity”), (ii) Medco or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or

(b)	The individuals who are members of the Board of Directors of Medco on February 10, 2009 (the “Incumbent Board”), (i) cease for any reason to constitute at least a majority of the members of the Board of Directors of Medco, or (ii) following a Merger (as hereinafter defined), do not constitute at least a majority of the board of directors of (x) the Surviving Corporation (as hereinafter defined), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation (as hereinafter defined); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Medco (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)	The consummation of:
          (i) A merger, consolidation or reorganization with or into Medco or a direct or indirect subsidiary of Medco or in which securities of Medco are issued (a

“Merger”), unless the Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean:
          (A) the stockholders of Medco immediately before such Merger own directly or indirectly immediately following the Merger at least fifty percent (50%) of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a “Parent Corporation”), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;
          (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Merger, constitute at least a majority of the members of the board of directors of, (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and
(C) no Person other than (1) Medco or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by Medco or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding shares of Common Stock or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation.
(ii) A complete liquidation or dissolution of Medco; or
(iii) The sale or other disposition of all or substantially all of the assets of Medco and its subsidiaries taken as a whole to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to Medco’s stockholders of the stock of a Related Entity or any other assets).
     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding shares of Common Stock or Voting Securities as a result of the acquisition of shares of Common Stock or Voting Securities by Medco which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by Medco, and after such share acquisition by Medco, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
          Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change in Control.